Exhibit 99.1

Image Entertainment Reports Fiscal 2008 Financial Results

Net Revenues for Fourth Quarter were $26.0 Million

Net Revenues for the Fiscal Year were $95.8 Million

CHATSWORTH, Calif.--(BUSINESS WIRE)--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its fourth quarter and fiscal year ended March 31, 2008.

Fiscal Fourth Quarter Ended March 31, 2008 Financial Summary

  Net revenues decreased 14.0% to $26.0 million, compared to $30.2 million for the fourth quarter of fiscal 2007.
-- Digital distribution revenues grew 29.9% to $535,000, compared to $412,000 for the fourth quarter of fiscal 2007.
  The Company had a negative gross margin of 14.6%, compared to positive gross margin of 16.3% for the fourth quarter of fiscal 2007.
-- In the fourth quarter of fiscal 2008, the Company recorded a charge of $10.4 million, or $0.48 per diluted share, representing accelerated amortization and fair value writedowns of its advance royalty and distribution fees and inventories. The charge resulted from primarily reducing its forecasts of future revenues to be generated from deep catalogue programming.

-- The Company reduced ultimate revenue forecasts following the release of industry market data in the Company's fourth quarter.
-- The market data reflected the maturation of the DVD industry.
-- The $10.4 million charge negatively impacted gross margins by 40.2% in the fourth quarter of fiscal 2008.

-- In the fourth quarter of fiscal 2007, gross margins were negatively impacted 7.2% as a result of a $2.2 million, or $0.11 per diluted share, impairment charge to cost of sales associated with the bankruptcy filing of a content supplier of the Company.
  Selling expenses were 13.0% of net revenues, up from 8.1% of net revenues for the fourth quarter of fiscal 2007, as a result of:
-- $547,000 in increased advertising and promotional expenses, of which approximately 78% was incurred for titles with release dates subsequent to March 31, 2008.
-- $196,000 in increased personnel costs associated with the addition of Image's feature film staff, consisting of marketing and sales personnel.
  General and administrative expenses increased 29.2% to $6,114,000, compared to $4,734,000 for the fourth quarter of fiscal 2007, primarily due to the following factors:

-- $744,000, or $0.03 per diluted share, in expenses associated with the negotiations, related disputes with BTP Acquisition Company LLC ("BTP").

-- In the fourth quarter of fiscal 2007 the Company incurred $1.2 million, or $0.06 per diluted share, in expenses associated with negotiating the sale of the Company.

-- $979,000, or $0.05 per diluted share, in CEO retirement package and other severance accruals.
-- $246,000 in legal settlement expenses in relation to the separation of employment with an executive officer.
-- $168,000 in consulting fees associated with Sarbanes-Oxley Section 404 compliance.
  Interest expense was $843,000, compared to $746,000 for the fourth quarter of fiscal 2007.
-- Non-cash interest expense was $409,000, or 48.5% of total interest expense, associated with amortization of debt discounts and deferred financing costs.
-- Non-cash interest expense was $431,000, or 57.8 % of total interest expense for the fourth quarter of fiscal 2007.
  We recorded a net $599,000, or $0.05 per diluted share, non-operating charge to other expense in the accompanying statements of operations for fiscal 2008, reflecting the change in the fair value of derivative instruments related to the Company’s convertible note payable.
  The net loss was ($14,719,000), or ($0.68) per diluted share, compared to a net loss of ($3,050,000), or ($0.14) per diluted share, for the fourth quarter of fiscal 2007.
  In April 2008, the Company and Wachovia Capital Finance Corporation (Western) amended its May 2007 three-year Loan and Security Agreement (i) to increase the maximum borrowing availability under the revolving line of credit to $20 million, based upon eligible receivables, up from $15 million and (ii) reduce minimum financial covenant levels on a going forward basis.
  On June 24, 2008, the Company, BTP and its affiliates entered into a Settlement Agreement and Mutual Release. Pursuant to this agreement, Image and all “CT1 Parties” (including CT1 Holdings, Capitol Films US, ThinkFilm, BTP, and David Bergstein) released each other from all claims pertaining to the Merger Agreement and the Distribution Agreement, and dismissed with prejudice all related lawsuits and actions in Los Angeles Superior Court, Delaware Court of Chancery and the JAMS arbitration. Simultaneous with the execution of the Settlement Agreement, the parties amended their existing Distribution Agreement to provide terms for Image to continue distribution of certain ThinkFilm and Capitol titles that Image had acquired under the original Distribution Agreement.

Best selling new DVD releases for the quarter included:

  Suburban Girl (Feature Film);
  The Last Emperor (The Criterion Collection);
  Chronicles of Narnia (BBC - Remastered Boxed Set)

Fiscal 2008 Financial Summary

  Net revenues were $95.8 million, down 3.9% from $99.8 million for fiscal 2007.
-- Digital revenues were $2,148,000, up 76.9% from $1,214,000 for fiscal 2007.
  Gross margins were 10.8%, down from 17.8% for fiscal 2007, principally as a result of the $10.4 million, or $0.48 per diluted share, fourth quarter charge representing accelerated amortization and fair value writedown of its film costs.

-- The $10.4 million charge negatively impacted gross margins by 10.9% for fiscal 2008.

-- For fiscal 2007, gross margins were negatively impacted 2.2% as a result of a $2.2 million, or $0.11 per diluted share, impairment charge to cost of sales associated with the bankruptcy filing of a content supplier of the Company.

  Consolidated selling expenses increased to 10.9% of net revenues, up from 10.5% of net revenues for fiscal 2007.
  General and administrative expenses were up $1,607,000, or 9.2%, compared to fiscal 2007, primarily due to the following more significant factors:
-- $1,918,000, or $0.09 per diluted share, in BTP related expenses.
-- $979,000, or $0.05 per diluted share, in severance and retirement package charges.
-- $400,000, or $0.02 per diluted share, in accelerated depreciation and amortization of fixed assets associated with the closure of the Nevada distribution facility.
-- $384,000, or $0.02 per diluted share, in consulting fees associated with required Sarbanes-Oxley Section 404 compliance as of March 31, 2008.
-- $346,000, or $0.02 per diluted share, in legal settlement expenses relating to an executive officer's separation of employment.
-- $250,000, or $0.01 per diluted share, in legal expenses for a dismissed stockholder claim.
-- For comparative purposes, during fiscal 2007 the Company incurred expenses of:

-- $1.4 million, or $0.06 per diluted share, in expenses and fees associated with negotiating the sale of the Company.
-- $634,000, or $0.03 per diluted share, in expenses and fees associated with the process of Image's special committee of its board of directors and the Lions Gate proxy contest.
-- $263,000, or $0.01 per diluted share, in severance costs and UK office closure costs in connection with management's plan to reduce operating costs.

-- Restructuring expenses of $612,000, or $0.03 per diluted share, relating to the closure of the Company's Las Vegas, Nevada distribution facility.

-- $364,000 in involuntary employee termination.
-- $248,000 in lease termination expenses.

-- Non-cash interest expense totaled $1,666,000, or $0.08 per diluted share, and $1,273,000, or $0.06 per diluted share, associated with the Company's manufacturing advance and convertible debt and warrant issues in fiscal 2008 and 2007, respectively.
-- Net loss was ($23,053,000), or ($1.06) per diluted share, compared to a net loss of ($12,611,000), or ($0.59) per diluted share, for fiscal 2007.

Best selling DVD new and catalogue releases for the fiscal year ended March 31, 2008, in addition to those noted above included:

  Jeff Dunham: Spark of Insanity;
  Jeff Dunham: Arguing with Myself;
  Twilight Zone: The Definitive Collection;
  Fear and Loathing in Las Vegas (The Criterion Collection);
  Shark Week: 20th Anniversary Collection (Discovery Channel);
  Katt Williams: Live;
  Short Circuit;
  Gabriel Iglesis: Hot and Fluffy

David Borshell, President of Image Entertainment, commented, “Overall our fiscal 2008 was a disappointing year. Much of our year was spent on efforts to close our proposed merger transaction with BTP, which culminated in the termination of the merger agreement. Thereafter, a litany of accusations and lawsuits took center stage. However, I am very pleased to announce that on June 24 Image, BTP and its affiliates entered into a settlement agreement with Image which among other things called for the dismissal of all complaints.”

Mr. Borshell added, “The DVD industry, faced with a mature market and shrinking available shelf space, experienced its first annual decline in sales since its introduction a little over 10 years ago. It is proving more difficult to get catalogue DVD product in front of the consumer especially at traditional retailers. Based on this and industry market data released, management completed a thorough analysis of its library which resulted in a significant charge against inventories and unrecouped advances for many of its previously released titles.”

Mr. Borshell continued, “Focusing on the future, we must not lose sight that over the years Image has built an indispensable and invaluable distribution infrastructure, developed a digital distribution division that rivals our competition, including the major studios and maintains great relationships with all the major retailers across the country. Image recently expanded its acquisition efforts to include finished, cast-driven feature films and sees this as a significant growth opportunity over the coming quarters.”

“Image is resilient and always seems to come back stronger than ever after difficult times. I thank you for your continued support and look forward to an exciting fiscal 2009,” concluded Mr. Borshell.

Fiscal Year 2009 Guidance

Annual Guidance

At this time, the Company expects that revenues for fiscal 2009 will be in the range of $115 million to $125 million. The Company has not provided specific earnings guidance but anticipates that it will be profitable for fiscal 2009.

First Quarter of Fiscal 2009 Ending June 30, 2008

At this time, the Company is not providing quarterly revenue guidance.

Corporate Conference Call

Image Entertainment’s management will host a conference call today, June 26, at 4:30 p.m. ET to review the fiscal 2008 financial results as well as other corporate events. Image executive management will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 888-802-2266 and requesting to join the conference call by stating the confirmation code 3407160, or by webcast at www.image-entertainment.com or www.earnings.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (913) 312-1266.

A replay of the conference call will be available from 8:00 p.m. Eastern time on the day of the call until July 3, 2008, by dialing 888-203-1112 and entering the following pass code: 3407160. International participants please dial (719) 457-0820 using the same passcode.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 260 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, and changes in our business plan, changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS (unaudited) March 31, 2008 and 2007

ASSETS

(In thousands)	2008	2007
Current assets:
Cash and cash equivalents	$1,606	$2,341
Accounts receivable, net of allowances of $8,548 – March 31, 2008; $8,956 – March 31, 2007	17,873	19,360
Inventories	16,379	16,742
Royalty and distribution fee advances	13,939	13,118
Prepaid expenses and other assets	1,488	1,302
Total current assets	51,285	52,863
Noncurrent inventories, principally production costs	2,632	2,808
Noncurrent royalty and distribution advances	21,356	23,397
Property, equipment and improvements, net	3,089	4,692
Goodwill	5,715	5,715
Other assets	736	1,221
	$84,813	$90,696

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS (unaudited) March 31, 2008 and 2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In thousands, except share data)	2008	2007
Current liabilities:
Accounts payable	$11,387	$7,431
Accrued liabilities	5,877	6,039
Accrued royalties and distribution fees	13,961	9,881
Accrued music publishing fees	5,971	5,945
Deferred revenue	10,598	5,039
Revolving credit facility	5,165	—
Current portion of long-term debt, net of debt discount	5,759	1,612
Total current liabilities	58,718	35,947
Long-term debt, net of debt discount and current portion	16,309	21,948
Other long-term liabilities, less current portion	2,560	3,221
Total liabilities	77,587	61,116

Stockholders' equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,856,000 and 21,577,000 issued and outstanding at March 31, 2008 and March 31, 2007, respectively	2	2
Additional paid-in capital	52,618	51,847
Accumulated other comprehensive income	—	3
Accumulated deficit	(45,394)	(22,272)
Net stockholders' equity	7,226	29,580
	$84,813	$90,696

IMAGE ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Three Months Ended March 31, 2008 and 2007

(In thousands, except per share data)	2008		2007
NET REVENUES	$ 25,964	100.0%	$ 30,202	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	29,755	114.6	25,276	83.7
Selling expenses	3,375	13.0	2,453	8.1
General and administrative expenses	6,114	23.6	4,734	15.7
	39,244	151.2	32,463	107.5
LOSS FROM OPERATIONS	(13,280)	(51.2)	(2,261)	(7.5)
OTHER EXPENSES:
Interest expense, net	843	3.2	746	2.5
Other expense	599	2.3	—	—
	1,442	5.5	746	2.5
LOSS BEFORE INCOME TAXES	(14,722)	(56.7)	(3,007)	(10.0)
INCOME TAX EXPENSE (BENEFIT)	(3)	(0.0)	43	0.1
NET LOSS	$ (14,719)	(56.7)%	$ (3,050)	(10.1)%
NET LOSS PER SHARE:
Net loss – basic and diluted	$ (.68)		$ (.14)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,750		21,577

IMAGE ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Years Ended March 31, 2008 and 2007

(In thousands, except per share data)	2008		2007
NET REVENUES	$ 95,818	100.0%	$ 99,751	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	85,450	89.2	82,022	82.2
Selling expenses	10,412	10.9	10,456	10.5
General and administrative expenses	19,014	19.8	17,407	17.5
Restructuring expenses	612	0.6	—	—
	115,488	120.5	109,885	110.2
LOSS FROM OPERATIONS	(19,670)	(20.5)	(10,134)	(10.2)
OTHER EXPENSES:
Interest expense, net	3,345	3.5	2,434	2.4
Other income	(4)	(0.0)	—	—
	3,341	3.5	2,434	2.4
LOSS BEFORE INCOME TAXES	(23,011)	(24.0)	(12,568)	(12.6)
INCOME TAX EXPENSE	42	0.1	43	0.0
NET LOSS	$ (23,053)	(24.1)%	$ (12,611)	(12.6)%
NET LOSS PER SHARE:
Net loss – basic and diluted	$ (1.06)		$ (.59)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,734		21,482

CONTACT:
Image Entertainment, Inc.
Jeff Framer
818-407-9100 ext. 299
jframer@image-entertainment.com